Exhibit 4.1

                       SECURITIES PURCHASE AGREEMENT

	This SECURITIES PURCHASE AGREEMENT (the "Agreement") is dated as of the 13th day of June, 2014 (the "Effective Date"), by and between INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (the
"Company"), and RECYCLING CAPITAL PARTNERS, LLC, an Indiana limited liability company (the "Investor"). Capitalized terms used herein shall have the meanings set forth in Article II of this Agreement.

                                RECITALS

	WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D, by the U.S. Securities and Exchange Commission (the "SEC");

	WHEREAS, the Investor desires to purchase from the Company, upon the terms and conditions stated in this Agreement, (i) Eight Hundred Fifty-Seven Thousand One Hundred Forty-Three (857,143) newly issued shares (each, a "Common Share" and, collectively, the "Common Shares") of common stock of the Company, par value $0.0033 per share ("Common Stock"), and (ii) a warrant to purchase Eight Hundred Fifty-Seven Thousand One Hundred Forty-Three (857,143) shares of Common Stock, in substantially the form attached hereto as Exhibit A (the "Warrant"), subject to the terms and provisions hereinafter set forth; and

	WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights to the Investor under the Securities Act, and applicable state securities laws.

	WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Director Designation Agreement, substantially in the form attached hereto as Exhibit C (the "Director Designation Agreement"), pursuant to which the Company has agreed to provide Investor the right to designate directors.

	NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

                                 ARTICLE I
                      RECITALS; EXHIBITS; SCHEDULES

	The foregoing recitals, together with the Schedules, Exhibits and disclosure letter referred to hereafter, are hereby incorporated into this Agreement by this reference.

                                ARTICLE II
                               DEFINITIONS

	For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, including the Exhibits hereto, the capitalized terms in this Agreement shall have the meanings assigned to them in this Article as follows:

	2.1	"8-K Filing" shall have the meaning set forth in Section 7.7 of this Agreement.

	2.2	"Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term "control," "controlling," "controlled" and words of similar import, when used in this context, means, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

	2.3	"Algar Management Agreement" means the management service
agreement entered into by and between Algar, Inc. and the Company as of December 2, 2013 as may be amended from time to time.

	2.4	"Algar Option Agreement" means the option agreement entered
into by and between Algar, Inc. and the Company as of December 2, 2013.

	2.5	"Articles of Incorporation" shall have the meaning set forth in Section 6.4 of this Agreement.

	2.6	"Assets" means all of the properties and assets of the
Company or of the Subsidiaries, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired.

	2.7	"Bank" means Wells Fargo Bank, National Association.

	2.8	"Bylaws" shall have the meaning set forth in Section 6.4 of
this Agreement.

	2.9	"Claims" means any Proceedings, Judgments, Obligations,
threats, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses of any nature or kind.

	2.10	"Closing" shall have the meaning set forth in Section 4.2 of this Agreement.

	2.11	"Closing Date" means June 13, 2014.

	2.12	"Committee" shall have the meaning set forth in Section 9.6
of this Agreement.

	2.13	"Common Shares" shall have the meaning set forth in the
Recitals of this Agreement.

	2.14	"Common Stock" shall have the meaning set forth in the
Recitals of this Agreement.

	2.15	"Company" shall have the meaning set forth in the
introductory paragraph of this Agreement.

	2.16	"Company Balance Sheet" shall have the meaning set forth in
Section 6.10 of this Agreement.

	2.17	"Company Leases" shall have the meaning set forth in Section
6.12 of this Agreement.

	2.18	"Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

	2.19	"Contract" means any written or oral contract, agreement,
order or commitment of any nature whatsoever, including, any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, stockholders agreement, buy-sell agreement, option, warrant, debenture, subscription, call or put.

	2.20	"Convertible Securities" means securities (including debt
securities) of the Company which are convertible into, exchangeable for or exercisable to acquire, shares of Common Stock without further payment by the holder thereof.

	2.21	"Director Designation Agreement" shall have the meaning set
forth in the Recitals of this Agreement.

	2.22	"DRS" means the Direct Registration System maintained by the transfer agent for the Common Stock.

	2.23	"Effective Date" means the date set forth in the introductory paragraph of this Agreement.

	2.24	"Encumbrance" means any lien, security interest, pledge,
mortgage, easement, leasehold, assessment, tax, covenant, reservation, or any other encumbrance, claim, burden or charge of any nature whatsoever.

	2.25	"Environmental Requirements" means all Laws and requirements relating to health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Materials in the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.

	2.26	"ERISA" shall have the meaning set forth in Section 6.17 of
this Agreement.

	2.27	"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

	2.28	 "Financial Statements" shall have the meaning set forth in
Section 6.7 of this Agreement.

	2.29	"Fundamental Transaction" shall have the meaning set forth in the Warrant.

	2.30	"GAAP" means generally accepted accounting principles,
methods and practices as applied in the U.S. to U.S. companies.

	2.31	"Governmental Authority" means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial or regulatory function of government.

	2.32	"Hazardous Materials" means: (i) any petroleum or petroleum
products, radioactive materials, asbestos in any form that is, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (ii) any chemicals, materials, substances or wastes which are defined as "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants" or words of similar import, under any Law; and (iii) any other chemical, material, substance, or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority.

	2.33	"Insurance Policies" shall have the meaning set forth in
Section 6.19 of this Agreement.

	2.34	"Investor" shall have the meaning set forth in the
introductory paragraph of this Agreement.

	2.35	"Investor Indemnified Parties" shall have the meaning set
forth in Section 10.1 of this Agreement.

	2.36	"Issuance" shall have the meaning set forth in Section 11.1
of this Agreement.

	2.37	"Judgment" means any order, writ, injunction, fine, citation,
award, decree,	or any other judgment of any nature whatsoever of any
Governmental Authority.

	2.38	"Kletter Irrevocable Proxies" means the Irrevocable Proxies
issued to Sean Garber and Orson Oliver by Harry Kletter, K&R, LLC and The Harry Kletter Family Limited Partnership on November 19, 2013.

	2.39	"Law" means any provision of any law, statute, ordinance,
code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

	2.40	"Leases" means all leases for real or personal property.

	2.41	"Loan Facility" means the credit facility to be made
available to the Company and its Subsidiaries by the Bank as contemplated in the Loan Commitment executed and delivered by the Bank as of April 3, 2014 and accepted by the Company.

	2.42	 "Material Adverse Effect" means with respect to the event,
item or question at issue, that such event, item or question would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any of the Transaction Documents; (ii) a material adverse effect on the results of operations, Assets, business or condition (financial or otherwise) of the Company and its consolidated Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company's ability to perform its Obligations under this Agreement or any Transaction
Documents; provided, that, if a Material Adverse Effect can be quantified to a dollar amount, such amount shall not be less than $250,000.

	2.43	"Material Contract" means, as to any Person, any agreement
required to be filed as a "material contract" with the SEC pursuant to applicable securities law.

	2.44	"Material Shareholder" shall have the meaning set forth in
Section 6.23 of this Agreement.

	2.45	"Notice of Exercise" shall have the meaning set forth in
Section 11.5 of this Agreement

	2.46	"Notice of Issuance" shall have the meaning set forth in
Section 11.4 of this Agreement.

	2.47	"Obligation" means any debt, liability or obligation whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

	2.48	"Oliver/Garber Agreement" means the Agreement entered into by
Sean Garber and Orson Oliver as of December 2, 2013.

	2.49	"OFAC" shall have the meaning set forth in Section 12.17 of
this Agreement.

	2.50	"Ordinary Course of Business" means the ordinary course of
business consistent with past custom and practice (including with respect to quantity, quality and frequency).

	2.51	"Permit" means any license, permit, approval, waiver, order
or authorization granted, issued or approved by any Governmental
Authority.

	2.52	"Person" means any individual, sole proprietorship, joint
venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or other entity.

	2.53	"Pre-emptive Rights Period" means the period beginning with
the Effective Date and ending on the date the Investor owns, legally or beneficially, less than five percent (5%) of the Company's outstanding Common Stock.

	2.54	"Press Release" shall have the meaning set forth in Section
7.7 of this Agreement.

	2.55	"Proceeding" means any demand, suit, action, litigation,
investigation, audit, arbitration, administrative hearing, or any other proceeding.

	2.56	"Purchase Price" shall have the meaning set forth in Section
4.1 of this Agreement.

	2.57	"Other Securities" shall have the meaning set forth in
Section 11.2 of this Agreement.

	2.58	"Real Property" means any real estate, land, building,
structure, improvement, fixture or other real property, including, fee and leasehold interests.

	2.59	"Refusal Period" means the period beginning on the Effective
Date and ending on the date one hundred eighty (180) days after the S-3 Registration Statement referenced in the Registration Rights Agreement is declared effective by the SEC.

	2.60	"Registration Rights Agreement" shall have the meaning set
forth in the Recitals of this Agreement.

	2.61	"Rule 144" shall have the meaning set forth in Section
7.3(e)(A) of this Agreement.

	2.62	"Rule 144 Certificate" shall have the meaning set forth in
Section 7.3(e)(C) of this Agreement.

	2.63	"SEC" shall have the meaning set forth in the Recitals of
this Agreement.

	2.64	"SEC Documents" shall have the meaning set forth in Section
6.7 of this Agreement.

	2.65	"Securities" means, collectively, the Common Shares, the
Warrant and the Warrant Shares.

	2.66	"Securities Act" shall have the meaning set forth in the
Recitals of this Agreement.

	2.67	"Securities Being Sold" shall have the meaning set forth in
Section 7.3(e)(C) of this Agreement.

	2.68	"Share Reserve" shall have the meaning set forth in Section
7.5 of this Agreement.

	2.69	"Short Sales" shall have the meaning set forth in Section
5.12 of this Agreement.

	2.70	"Subsidiaries" means collectively each of the following: ISA
Recycling, LLC, ISA Indiana, Inc., ISA Indiana Real Estate, LLC, ISA Logistics LLC, ISA Real Estate, LLC, 7021 Grade Lane LLC, 7124 Grade Lane LLC, 7200 Grade Lane LLC, Computerized Waste Systems, LLC and WESSCO,
LLC.

	2.71	"Tax" means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, excise, accumulated earnings, unemployment compensation, social security, withholding, payroll, or any other tax, or (ii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

	2.72	"Tax Return" means any tax return, filing, declaration,
information statement or other form or document required to be filed in connection with or with respect to any Tax.

	2.73	"Third Party Purchaser" shall have the meaning set forth in
Section 11.1 of this Agreement.

	2.74	"Trading Market" means any of the following markets or
exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

	2.75	"Transaction Documents" means any documents or instruments to be executed by the Company in connection with this Agreement, including the Common Shares, the Warrant, the Registration Rights Agreement, and the Director Designation Agreement, together with all modifications, amendments, extensions, future advances, renewals, and substitutions thereof.

	2.76	"Warrant" shall have the meaning set forth in the Recitals of this Agreement.

	2.77	"Warrant Shares" means the shares of Common Stock issuable
upon exercise of the Warrant.

                                  ARTICLE III
                                 INTERPRETATION

	In this Agreement, unless the express context otherwise requires:
(i) the words "herein," "hereof' and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words "Article" or "Section" refer to the respective Articles and Sections of this Agreement, and references to "Exhibit" or "Schedule" refer to the respective Exhibits and Schedules annexed hereto; (iii) references to a "party" mean a party to this Agreement and include references to such party's permitted successors and permitted assigns; (iv) references to a "third party" mean a Person not a party to this Agreement; (v) the terms "dollars" and "$" means U.S. dollars; (vi) wherever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

                                ARTICLE IV
             PURCHASE AND SALE OF COMMON SHARES AND THE WARRANT

	4.1	Purchase and Sale of Common Shares and the Warrant. Subject
to the satisfaction (or waiver) of the terms and conditions of this Agreement, Investor agrees to purchase the Common Shares and the Warrant, on the Closing Date, and the Company agrees to sell and issue to the Investor the Common Shares and the Warrant, on the Closing Date for an aggregate amount equal to Three Million Dollars and 50/100
($3,000,000.50) (the "Purchase Price").

	4.2	Closing. The closing of the purchase and sale of the Common
Shares and Warrant (the "Closing") shall take place on the Closing Date, subject to satisfaction of the conditions to the Closing set forth in this Agreement.

	4.3	Form of Payment. Subject to the satisfaction of the terms and conditions of this Agreement, on the Closing Date: (i) the Investor shall deliver to the Company, in the form of a wire transfer, immediately available funds equal to the Purchase Price, and (ii) the Company shall deliver to Investor the Common Shares and Warrant at the Closing, duly executed on behalf of the Company, together with any other documents required to be delivered pursuant to this Agreement.

                                ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

	The Investor represents and warrants to the Company that:

	5.1	Organization. The Investor is duly organized and validly
existing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to invest in the Securities pursuant to this Agreement, enter into and execute this Agreement and the Transaction Documents and to carry out the transactions contemplated by this Agreement and the Transaction Documents.

	5.2	Investment Purpose. The Investor is acquiring the Securities for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Investor reserves the right to dispose of the Securities at any time in accordance with or pursuant to an effective registration statement covering such Securities or an available exemption under the Securities
Act.

	5.3	Post-Transaction Ownership. The Investor acknowledges that in accordance with Nasdaq Listing Rule 5635(b), that stockholder approval would be required if, as a result of the transactions contemplated hereby, the Investor, together with its Affiliates, acquires more than 19.99% of the total outstanding Common Stock of the Company or of the total voting power of the Company's securities. The Investor acknowledges that the transactions contemplated hereby are intended to be compliant with Nasdaq Listing Rules without the need for Company stockholder approval, and represents and warrants to the Company that the Investor (individually or together with any other Person or Persons with whom the Investor has identified, or will have identified, itself as part of a "group" in a public filing made with the SEC involving the Company's securities) does not own or have the right to acquire any of the Common
Stock of the Company other than the right to acquire the Common Shares and Warrant.

	5.4	Accredited Investor Status. The Investor is an "accredited
investor" as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

	5.5	Reliance on Exemptions. The Investor understands that the
Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Investor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

	5.6	Information.  Investor acknowledges that it may retrieve all
SEC Documents from the SEC's website (www.sec.gov) and the Investor's access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Investor. The Investor and its advisors, if any, have had adequate opportunity to review the SEC
Documents (as defined below) and have been furnished with all other materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision regarding its purchase of the Securities, which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries, nor any other due diligence investigations conducted by the Investor or its advisers, if any, or its representatives, shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in Article VI below. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor is in a position regarding the Company, which, based upon employment, other relationship or economic bargaining power, enabled and enables the Investor to obtain information from the Company in order to evaluate the merits and risks of this investment. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

	5.7	No Governmental Review. The Investor understands that no
Governmental Authority has passed on or made any recommendation or endorsement of the Securities, or the fairness or suitability of the investment in the Securities, nor have any Governmental Authorities passed upon or endorsed the merits of the offering of the Securities.

	5.8	Authorization. Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. .

	5.9	Restrictions on Transferability.  The Investor understands
that because the Securities have not have been registered under the Securities Act, the Investor cannot pledge, hypothecate, donate, sell, assign, transfer or otherwise dispose of any or all of the Securities unless they are subsequently registered under the Securities Act or exemptions from registration are available. The Investor acknowledges and understands that, except as provided in the Registration Rights
Agreement, it has no registration rights. Although it may be possible in the future to make limited public sales of the Securities without registration under the Securities Act, Rule 144 is not now available. By reason of these restrictions, the Investor understands that it may be required to hold the Securities for an indefinite period of time. The Investor understands that each certificate or other instrument representing the Securities will bear appropriate state "blue sky" legends and a legend substantially as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND THE STATE ACTS";

and appropriate transfer restrictions will be affixed to any notation in the DRS for any Securities.

	5.10	No General Solicitation. The Investor did not learn of the
investment in the Securities as a result of any general solicitation or general advertising.

	5.11	Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

	5.12	Certain Transactions; Confidentiality. Other than
consummating the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, executed any purchases or sales, including "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act ("Short Sales"), of the securities of the Company during the period commencing as of the time that the Investor first submitted a term sheet (written or oral) to the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereby and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement and its legal and accounting advisers, the Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

	5.13	No Disqualification Events. Neither the Investor nor, to the
extent it has them, any of its shareholders, members, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the ("Investor Covered Persons"), are subject to any of the "bad actor" disqualifications described in Securities Act Rule 506(d) (l)(i) to (viii) (each, a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or
(d)(3). The Investor has exercised reasonable care to determine whether the Investor Covered Person is subject to a Disqualification Event. The purchase of the Securities by the Investor will not subject the Company to any Disqualification Event.

                                 ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	Except as set forth and disclosed in the disclosure letter provided to the Investor in connection with this Agreement and made a part hereof or as set forth in the SEC Documents, the Company hereby makes the following representations and warranties to the Investor:

	6.1	Subsidiaries. Except for a one hundred percent (100%)
ownership in the Subsidiaries, the Company has no subsidiaries and the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other Person. Each representation and warranty contained in this Article VI shall be deemed to mean and be construed to include the Company and each Subsidiary, as applicable, regardless of whether each of such representations and warranties specifically refers to the Company's Subsidiaries or not.

	6.2	Organization. Each of the Company and the Subsidiaries is a
corporation or similar entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed. The Company has the full corporate power and authority and all necessary certificates, licenses, approvals and Permits to: (i) enter into and execute this Agreement and the Transaction
Documents and to perform all of its Obligations hereunder and thereunder; and (ii) own and operate its Assets and properties and to conduct and carry on its business as and to the extent now conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its Assets or properties requires such qualification, except to the extent that failure to so qualify will not result in a Material Adverse Effect.

	6.3	Authority and Approval of Agreement; Binding Effect. The
execution and delivery by the Company of this Agreement and the Transaction Documents, and the performance by the Company of all of its Obligations hereunder and thereunder, including the issuance of the Securities, have been duly and validly authorized and approved by the Company and its board of directors (or a duly authorized committee thereof) pursuant to all applicable Laws and no other corporate action on the part of the Company, its board of directors, stockholders or any other Person is necessary or required by the Company to execute this Agreement and the Transaction Documents, consummate the transactions contemplated herein and therein, perform all of the Company's Obligations hereunder and thereunder, or to issue the Securities. This Agreement and each of the Transaction Documents have been duly and validly executed by the Company (and the officer executing this Agreement and all such other Transaction Documents is duly authorized to act and execute same on behalf of the Company) and constitute the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

	6.4	Capitalization. The authorized capital stock of the Company
consists of: (a) 20,000,000 shares of Common Stock, of which 7,069,267 shares of Common Stock are issued and outstanding as of the end of the day prior to the Effective Date; and (b) 200,000 shares of Non-Voting Preferred Stock, of which no shares are issued and outstanding as of the Effective Date. All outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. The Common Stock is currently quoted on the principal Trading Market under the trading symbol "IDSA." No shares of Common Stock are subject to preemptive rights or any other similar rights or any Encumbrances suffered or permitted by the Company. Except as contemplated hereby and the Algar Option Agreement, or as set forth on Schedule 6.4, as of the date hereof: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts or instruments evidencing indebtedness of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is or may become bound; (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement); (iv) there are no financing statements securing obligations filed in connection with the Company or any of its Assets; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vi) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no Contracts by which the Company is or may become bound to redeem a security of the Company, except for any such item as would not reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Investor true, complete and correct copies of: (I) the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"); and (II) the Company's Amended and Restated Bylaws, as in effect on the date hereof (the "Bylaws"). Except for the Articles of Incorporation, the Bylaws, the Algar Management Agreement, the Oliver/Garber Agreement and the Kletter Irrevocable
Proxies, there are no other stockholders agreements, voting agreements or other Contracts of any nature or kind that restrict, limit or in any manner impose Obligations on the governance of the Company.

	6.5	No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of any of the Securities, will not: (i) constitute a violation of or conflict with the Articles of Incorporation, Bylaws, or any other organizational or governing documents of the Company; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Contract to which the Company is a party or by which any of its Assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, any Judgment; (iv) constitute a violation of, or conflict with, any Law (including United States federal and state securities Laws and the rules and regulations of the principal Trading Market on which the Common Stock is quoted); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other
Encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, the Company or any of the Company's Assets; except, in the case of clauses (ii) - (v), for such violations, defaults, breaches, conflicts, losses, modifications or impositions that have not had and would not reasonably be expected to have a Material
Adverse Effect. The Company is not in violation of its Articles of Incorporation, Bylaws or other organizational or governing documents and the Company is not in default or breach (and to the Company's knowledge no event has occurred which with notice or lapse of time or both could put the Company in default or breach) under, and the Company has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Company is a party or by which any property or Assets of the Company are bound or affected. The businesses of the Company are not, to the Company's knowledge, being conducted in violation of any Law, except as would not have or would not reasonably be expected to have a Material Adverse Effect. Except with respect to the SEC and the principal Trading Market and as specifically contemplated by this Agreement or as would not have and would not reasonably be expected to have a Material Adverse Effect, the Company is not required to obtain any Consent of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its Obligations under this Agreement or the Transaction Documents in accordance with the terms hereof or thereof, or to issue and sell the Securities in accordance with the terms hereof. All Consents which the Company is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof or will be obtained or effected on or prior to Closing or as otherwise required under the rules and regulations of the applicable Governmental Authority.

	6.6	Issuance of Securities. The Securities are duly authorized
and, upon issuance in accordance with the terms hereof, (or, where applicable, the Warrant), shall be duly issued, fully paid and non-assessable, and free, except as otherwise contemplated by this Agreement, from all Encumbrances (other than restrictions imposed by federal and state securities Laws) with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities Laws. Assuming the accuracy of the representations and warranties of the Investor set forth in Article V above, the offer and sale to the Investor by the Company of the Securities is exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; and (ii) the registration and/or qualification provisions of all applicable state and provincial securities and "blue sky" laws.

	6.7	SEC Documents: Financial Statements. The Common Stock is
registered pursuant to Section 12 of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the ("SEC Documents"). The Company is current with its filing obligations under the Exchange Act. The Company represents and warrants that true and complete copies of the SEC Documents are available on the SEC's website (www.sec.gov). If the Investor is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond the Investor's control, then, upon request from the Investor, the Company shall deliver to the Investor true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and (except for any statements which were subsequently amended or omitted material facts which were subsequently stated) none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable Law (except as such statements have been amended or updated in subsequent filings before the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the financial statements of the Company included in the SEC Documents ("Financial Statements") complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

	6.8	Absence of Certain Changes. Since the date the last of the
SEC Documents was filed with the SEC there has been no event or circumstance of any nature that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

	6.9	Absence of Litigation or Adverse Matters. Except as otherwise disclosed to the Investor in the SEC Documents, or as would not have or would not reasonably be expected to have a Material Adverse Effect: (i) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or to the knowledge of the Company, threatened or contemplated, against the Company, its business or its Assets; (ii) there are no outstanding Judgments against the Company, its business or its Assets; and (iii) the Company is not in breach or violation of any Contract.

	6.10	Liabilities and Indebtedness of the Company.  The Company
does not have any known Obligations of any nature, except Obligations (i) set forth or adequately provided for in the Condensed Consolidated Balance Sheets or in the related Notes to the Condensed Consolidated Financial Statements included in Company's Quarterly Report on Form 10-Q for the period ended March 31, 2014 (the "Company Balance Sheet"), (b) those incurred in the Ordinary Course of Business and not required to be set forth in the Company Balance Sheet under GAAP, and (c) those incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and not reasonably likely to have a Material Adverse Effect.

	6.11	Title to Assets. Except as set forth on Schedule 6.11,
the Company has good and marketable title to, or a valid leasehold interest in, all of its Assets which are material to the business and operations of the Company as presently conducted, free and clear of all Encumbrances, other than liens for the payment of property taxes that are not yet due and the liens and security interests of the Bank and, with respect to assets of WESSCO, LLC, the liens and security interests of The Bank of Kentucky, Inc.

	6.12	Real Property Leases. Except for the Leases described in the
SEC Documents (the "Company Leases"), the Company does not lease any other Real Property required to be disclosed in the SEC Documents. With respect to each of the Company Leases, except as may be described in the SEC Documents, (i) the Company has been in peaceful possession of the property leased thereunder and neither the Company nor the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the Obligations thereunder has been granted by the Company or landlord thereunder; and (iii) there exists no event, occurrence, condition or act known to the Company which, upon notice or lapse of time or both, would be or could become a default thereunder or which could result in the termination of the Company Leases, or any of them, and which would reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice to the effect that any of the Company
Leases will not be renewed at the termination of the term of such Company
Leases.

	6.13	Material Contracts. Except for Material Contracts that have
terminated or have been fully discharged pursuant to their terms as disclosed in such Material Contracts as filed with the SEC, each of the Material Contracts is in full force and effect and is a valid and binding Obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of the Company, except as set forth on Schedule 6.13, all Obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any Obligation of any party thereto or the creation of any Encumbrance upon any of the Assets of the Company. Further, the Company has received no written notice, nor does the Company have any knowledge, of any pending or contemplated termination of any of the Material Contracts.

	6.14	Compliance with Laws. To the knowledge of the Company, the
Company is in material compliance with all Laws, except for instances of non-compliance that, individually or in the aggregate, would not reasonably be believed to have a Material Adverse Effect. The Company has not received any written notice that it is in violation of, has violated, or is under investigation with respect to, or has been threatened to be charged with, any violation of any Law.

	6.15	Intellectual Property. The Company owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. The Company does not have any knowledge of any material infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of the Company, there is no Claim being made or brought against, or to the Company's knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement.

	6.16	Labor and Employment Matters. The Company is not involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. To the knowledge of the Company, none of the Company's employees is a member of a union. To the knowledge of the Company, the Company has complied in all material respects with all Laws relating to employment matters, civil rights and equal employment opportunities.

	6.17	Employee Benefit Plans. Schedule 6.17 sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended
("ERISA"). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title 1(B) of ERISA, and has materially complied with all applicable laws for any such employee benefit plan.

	6.18	Tax Matters. The Company has filed all United States federal
Tax Returns and all other material Tax Returns required by any jurisdiction to which it is subject, and each such Tax Return has been prepared in material compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects. Except and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes, the Company has paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, and the Company has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any Person. There is no Proceeding or Claim for refund now in progress, pending or, to the Company's knowledge, threatened against or with respect to the Company regarding Taxes.

	6.19	Insurance. The Company is covered by valid, outstanding and
enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its properties, Assets and businesses against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as the Company is engaged and in coverage amounts which are typically and reasonably carried by such other corporations or entities (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of such Insurance Policies. The Company has not received notice, written or oral, that any of its existing insurance coverage has been or will be refused or that its existing Insurance Policies will not be renewed.

	6.20	Permits. To the extent that failure to possess a Permit would reasonably result in a Material Adverse Effect, the Company possesses all material Permits necessary to conduct its business, and the Company has not received any notice of, and is not involved in any Proceedings relating to, the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and the Company is in material compliance with the material requirements of all such Permits.

	6.21	Environmental Laws. To the extent that non-compliance would
reasonably result in a Material Adverse Effect, the Company is and has at all times been in compliance with any and all applicable material
Environmental Requirements, and there are no pending Claims against the Company relating to any material Environmental Requirements.

	6.22	Illegal Payments. Neither the Company, nor any director,
officer, agent, employee or other Person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;
(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

	6.23	Related Party Transactions. Except as disclosed in the SEC
Documents or as contemplated by this Agreement, except for arm's length transactions pursuant to which the Company makes payments in the Ordinary Course of Business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors or employees of the Company, nor any stockholders who own, legally or beneficially, five percent (5%) or more of the issued and outstanding shares of any class of the Company's capital stock (each a "Material Shareholder"), is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material
Shareholder or, to the best knowledge of the Company, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of the Company or Material Shareholder is an officer, director, trustee or partner. There are no Claims that have been made in writing or material disputes of any nature or kind between the Company and any officer, director or employee of the Company or any Material Shareholder, or between any of them, relating to the Company and its business.

	6.24	Internal Accounting Controls. Except as set forth in the SEC
Documents, the Company and each of its Subsidiaries maintain a system of internal accounting controls in accordance with the requirements of the SEC pertaining to such controls.

	6.25	 Acknowledgment Regarding Investor's Purchase of the
Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor's purchase of the Securities. The Company further represents to the Investor that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

	6.26	Listing and Maintenance Requirements. The Company has taken
no action designed to, or which to the best of its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration.

	6.27	Advisory Fees. There is no Person acting on behalf of the
Company who is entitled to or has any claim for any financial advisory, brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. To the extent any Person claims to have acted in such capacity, the Company shall be responsible for the payment of any fees owing to such Person relating to or arising out of the transactions contemplated hereby.

	6.28	No Disqualification Events. None of the Company, any of the
Company's predecessors, any affiliated issuer of the Company, any director of the Company, executive officer of the Company (as that term is defined in Securities Act Rule 501(f)), other officer of the Company participating in the transactions contemplated hereby, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Securities Act Rule 405) connected with the Company in any capacity at the time of sale of the Securities (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any Disqualification Event, except for a Disqualification
Event covered by Securities Act Rule 506 (d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Securities Act Rule 506 (e).

	6.29	No Other Representations. The Investor acknowledges and
agrees that the Company make no representations or warranties whatsoever, express or implied, except for those specifically set forth in this
Article VI.

                                 ARTICLE VII
                                  COVENANTS

	7.1	Form D. If required by applicable Law, the Company agrees to file a Form D with respect to the Securities as required under Regulation
D of the Securities Act and to make any state notice filings and to pay all fees associated therewith.

	7.2	Use of Proceeds. The proceeds from the purchase and sale of
the Common Shares and Warrant shall be used by the Company for general corporate purposes including debt reduction, growth initiatives, capital expenditures, and potential acquisitions.

	7.3	Affirmative Covenants. So long as the Investor owns, legally or beneficially, at least ten percent (10%) of the Company's outstanding Common Stock, unless otherwise consented to in writing by the Company and the Investor, the Company hereby covenants to use commercially reasonable efforts:

		(a)	Corporate Existence. To at all times (i) preserve and
maintain its existence and good standing in the jurisdiction of its organization and its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, and (ii) continue as a going concern.

		(b)	Tax Liabilities. To pay and discharge all material Taxes
upon, and all material Claims (including claims for labor, materials and supplies) against, the Company and each of its Subsidiaries or any of its or their properties or Assets, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

		(c)	Maintain Property.  To maintain, preserve and keep all
of its material Assets in good repair, working order and condition, normal wear and tear excepted, and from time to time, as management deems appropriate in its reasonable judgment, make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

		(d)	Reporting Status; Listing.  To (i) timely file all
reports required to be filed under the Securities Act, the Exchange Act or any securities Laws and regulations thereof applicable to the Company of any state of the United States, or by the rules and regulations of the principal Trading Market; (ii) not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination; (iii) if required by the rules and regulations of the principal Trading Market, promptly secure the listing of any of the Securities consisting of Common Stock upon the principal Trading Market (subject to official notice of issuance) and, take all commercially reasonable action under its control to maintain the continued listing, quotation and trading of its Common Stock on one or more Trading Markets, and the Company shall comply in all material respects with the Company's reporting, filing and other Obligations under the bylaws or rules of the principal Trading Market, the Financial Industry Regulatory Authority, Inc. and such other Governmental Authorities, as applicable.

		(e)	Rule 144. To:

			(A)	Use commercially reasonable efforts to make, keep
and ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144 under the Securities Act
("Rule 144"), is publicly available;

			(B)	furnish to the Investor, promptly upon reasonable
request, such information as may be reasonably requested by the Investor to permit the Investor to sell any of the Securities pursuant to Rule 144 without limitation or restriction; and

			(C)	promptly at the request of the Investor, give the
Company's transfer agent instructions to the effect that, upon the transfer agent's receipt from the Investor of a certificate (a "Rule 144 Certificate") certifying the eligibility for sale under Rule 144 of any portion of the Securities which the Investor proposes to sell (the
"Securities Being Sold"), and receipt by the transfer agent of a "Rule
144 Opinion" from the Company or its counsel (or from the Investor and its counsel), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such shares on the transfer agent's books and records. If the transfer agent requires any additional documentation in connection with any proposed transfer by the Investor of any Securities
Being Sold, the Company shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at the Company's expense.

	7.4	Fees and Expenses. Except as set forth in the Transaction
Documents, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that the Company shall pay the reasonable and actual fees and expenses of the Investor, including the reasonable and actual out-of-pocket attorneys' fees and expenses of outside legal counsel to the Investor, incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, not to exceed an aggregate of $50,000.00.

	7.5	Reservation of Shares. The Company shall take all action
reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary for the issuance of the Common Shares and for the issuance of the Warrant Shares upon exercise of the Warrant (collectively, the "Share Reserve"). If at any time the Share Reserve is insufficient, the Company shall take all required measures to implement an increase of the Share Reserve accordingly. If the Company does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Company shall call and hold a special meeting of the stockholders of the Company within sixty (60) business days of such occurrence, for the sole purpose of increasing the number of shares of Common Stock authorized. The Company's management shall recommend to the stockholders to vote in favor of increasing the number of shares of Common Stock authorized.

	7.6	Certain Transactions; Confidentiality. The Investor covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it, will execute any purchases or sales, including Short Sales, of any of the Company's securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced as described in Section 7.7. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Investor will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.

	7.7	Disclosure of Transactions and Other Material Information.
The Company shall, on or before 5:30 p.m., New York time, on the first
(1st) business day after the date of this Agreement, issue a press release (the "Press Release") disclosing the material terms of the transactions contemplated by the Transaction Documents. On or before 5:30 p.m., New York time, on the fourth (4th) business day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form and manner required by the Exchange Act (the "8-K Filing"). Neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Investor, to make the Press Release and any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable Law and regulations. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor, or include the name of the Investor in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Investor, except: (a) as required by federal securities Law in connection with (i) the 8-K Filing,
(ii) any registration statement contemplated by the Registration Rights Agreement and (iii) the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by Law or Trading Market regulations, in which case the Company shall provide the Investor with prior notice of such disclosure permitted under this clause (b). It is understood that, by execution of this Agreement, Investor authorizes the Company to publicly disclose Daniel M. Rifkin's identity as an affiliate of the Investor hereunder.

                                 ARTICLE VIII
          CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS TO SELL

	The obligation of the Company hereunder to issue and sell the Securities to the Investor at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

	8.1	The Investor shall have executed the Transaction Documents
that require Investor's execution, and delivered them to the Company.

	8.2	The Investor shall have paid the Purchase Price applicable to the Investor to the Company.

	8.3	The representations and warranties of the Investor shall be
true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), except where the failure of such representations to be so true and correct (without giving effect to any qualifiers as to materiality in Article V above) would not materially and adversely affect (i) the Investor's ability to consummate the Transactions contemplated hereby or (ii) the availability of an exemption from the registration requirements of the Securities Act for the sale of the Securities contemplated hereby.

	8.4	The Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.

                                  ARTICLE IX
        CONDITIONS PRECEDENT TO THE INVESTOR'S OBLIGATIONS TO PURCHASE

	The obligation of the Investor hereunder to purchase the Common Shares and Warrant at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions (which conditions shall be deemed satisfied upon the occurrence of the Closing), provided that these conditions are for the Investor's sole benefit and may be waived by the Investor at any time in their sole discretion:

	9.1	The Company shall have executed and delivered the Transaction
Documents and delivered the same to the Investor.

	9.2	The Company shall have closed, or shall close simultaneously herewith, the Loan Facility.

	9.3	The representations and warranties of the Company shall be
true and as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, in which case they shall be true and correct in all material respects as of such specified date), except where the failure of such representations to be so true and correct (without giving effect to any qualifiers as to materiality in Article VI above) would not have a Material Adverse Effect.

	9.4	The Company shall have performed, satisfied and complied in
all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

	9.5	The Investor shall have received an opinion of counsel from
counsel to the Company in a form satisfactory to the Investor and its counsel.

	9.6	The Company shall have executed and delivered to Investor a
closing certificate in substance and form required by Investor, which closing certificate shall include and attach as exhibits: (i) a true copy of a certificate of good standing evidencing the formation and good standing of the Company and each of its Subsidiaries, as applicable, from the secretary of state (or comparable office) from the jurisdiction in which they are each incorporated, as of a date within ten (10) days of the Closing Date; (ii) the Company's and each of the Subsidiaries'
Articles of Incorporation or similar instrument; (iii) the Company's and each of the Subsidiaries' Bylaws or similar document; and (iv) copies of the resolutions of the board of directors of the Company or a duly authorized committee thereof (the "Committee"), consistent with Section 6.3, as adopted by the Company's board of directors or Committee in a form reasonably acceptable to Investor.

	9.7	No event shall have occurred between the execution of this
Agreement and the Closing that has had or would reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE X
                               INDEMNIFICATION

	10.1	Company's Obligation to Indemnify. In consideration of the
Investor's execution and delivery of this Agreement and acquiring the Securities hereunder, and in addition to all of the Company's other obligations under this Agreement, the Company hereby agrees to defend and indemnify the Investor and the Investor's Affiliates and subsidiaries, and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the "Investor Indemnified Parties") and the Company does hereby agree to hold the Investor Indemnified Parties harmless, from and against any and all successful Claims made or brought against the Investor Indemnified Parties, or any one of them, and the Company hereby agrees to pay or reimburse the Investor Indemnified Parties for any and all Claims payable by any of the Investor Indemnified Parties to any Person, including reasonable attorneys' and paralegals' fees and expenses, court costs, settlement amounts, costs of investigation, through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to: (i) any proven, material misrepresentation or material breach of any representation or warranty made by the Company in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (ii) any proven, material breach of any covenant, agreement or Obligation of the Company contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law. If any action shall be brought against the Investor in respect of which indemnity may be sought pursuant to this Agreement, the Investor shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor. The Investor shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Investor except to the extent that
(i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of the Investor, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to the Investor under this indemnity: (y) for any settlement by the Investor in connection with any Claim effected without the Company's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (z) to the extent, but only to the extent, that a Claim is attributable to the Investor's breach of any of the representations, warranties, covenants or agreements made by the Investor in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.

	10.2	Investor's Obligation to Indemnify.  In consideration of the
Company's execution and delivery of this Agreement and selling the Securities hereunder, and in addition to all of the Investor's other obligations under this Agreement, the Investor hereby agrees to defend and indemnify the Company and the Company's Affiliates and subsidiaries, and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the "Company Indemnified Parties") and the Investor does hereby agree to hold the Company Indemnified Parties harmless, from and against any and all successful Claims made or brought against the Company Indemnified Parties, or any one of them, and the Investor hereby agrees to pay or reimburse the Company Indemnified Parties for any and all Claims payable by any of the Company Indemnified Parties to any Person, including reasonable attorneys' and paralegals' fees and expenses, court costs, settlement amounts, costs of investigation, through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to: (i) any proven, material misrepresentation or material breach of any representation or warranty made by the Investor in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby;
or (ii) any proven, material breach of any covenant, agreement or Obligation of the Investor contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law. If any action shall be brought against the Company in respect of which indemnity may be sought pursuant to this Agreement, the Company shall promptly notify the Investor in writing, and the Investor shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Company. The Company shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company except to the extent that (i) the employment thereof has been specifically authorized by the Investor in writing, (ii) the Investor has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Investor and the position of the Company, in which case the Investor shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.
The Investor will not be liable to the Company under this indemnity: (y) for any settlement by the Company in connection with any Claim effected without the Investor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or (z) to the extent, but only to the extent, that a Claim is attributable to the Company's breach of any of the representations, warranties, covenants or agreements made by the Investor in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.

                                  ARTICLE XI
             PRE-EMPTIVE RIGHTS AND RIGHT OF FIRST REFUSAL

	11.1	Pre-Emptive Purchase Rights.  To the extent permitted by
applicable law and subject to the limitations set forth in this Article XI, if at any time during the Pre-emptive Rights Period, the Company proposes to issue (an "Issuance") to a Person other than Investor ("Third Party Purchaser") shares of Common Stock or Convertible Securities, then Investor shall be entitled to and have the right and option (but shall not be required) to concurrently purchase or acquire up to such number of shares of Common Stock or Convertible Securities as would allow Investor, in aggregate to maintain (assuming conversion of all Convertible Securities) beneficial ownership of the same percentage of the outstanding shares of Common Stock, as were owned immediately prior to the closing of the Issuance. The purchase by Investor of any such Common Stock or Convertible Securities shall be on the same terms and at the same price per share of Common Stock or other Convertible Securities at which such Common Stock or other Convertible Securities are issued to Third Party Purchasers.

	11.2	Right of First Refusal.  Subject to the limitations set forth in this Article XI, if, at any time during the Refusal Period, the Company proposes an Issuance of shares of Common Stock, Convertible Securities or any other common stock, preferred stock, warrants, options or other rights to acquire an ownership interest in the Company ("Other Securities") to a Person other than the Investor (a "Third Party
Purchaser"), the Investor shall have the right to purchase all or any portion of the shares of Common Stock, Convertible Securities or Other Securities proposed to be issued at the same price and on the same terms and conditions as those offered to the proposed Third Party Purchaser; provided, however, that if the Investor expresses its intent to purchase less than all of the shares of Common Stock, Convertible Securities or Other Securities, the Company shall then offer the remaining portion of such securities to the Third Party Purchaser. If the Third Party
Purchaser declines to then purchase such lesser amount, then the Investor shall, at its option, (i) purchase all of the Common Stock, Convertible Securities or Other Securities originally proposed to be issued or (ii) forego its right to purchase any of the Common Stock, Convertible
Securities or Other Securities originally proposed to be issued.

	11.3	Exempt Issuances.  The Investor shall have no right to
purchase Common Stock, Convertible Securities or Other Securities pursuant to Section 11.1 or 11.2 in connection with any issuance (i) for compensatory purposes to directors, officers or employees of the Company and its Affiliates pursuant to compensation agreements, including any Company stock option plan, (ii) pursuant to the exercise of the Algar Option Agreement, (iii) to the public in an offering pursuant to an effective registration statement under the Securities Act, or (iv) in connection with a Fundamental Transaction.

	11.4	Pre-Emptive Rights and Right of First Refusal Notices.  The
Company shall give written notice of any proposed Issuance to Investor at least twenty-five (25) Business Days prior to the proposed date of the Issuance of Common Stock, Convertible Securities or Other Securities ("Notice of Issuance"). The Notice of Issuance shall state, as applicable, that the Company is proposing to issue shares of Common
Stock, Convertible Securities and/or Other Securities and shall set out the material terms of the proposed issuance, including the proposed number and terms of the Common Stock, Convertible Securities and/or Other Securities to be issued, the sale or issue price thereof and, if known, the identity of the Third Party Purchaser(s) and the ultimate beneficial owners thereof.

	11.5	Investor Notice.  The Investor shall have the right to
purchase all or some of the shares of Common Stock, Convertible Securities and/or Other Securities which it is entitled to purchase under
Section 11.1 or 11.2and shall provide written notice to the company within fifteen (15) Business Days following receipt of the Notice of Issuance of the number of shares of Common Stock, Convertible Securities and/or Other Securities, if any, it intends to purchase pursuant to the proposed issuance (the "Notice of Exercise"). If the Notice of Exercise delivered relates to the Right of First Refusal and states the Investor's intent to purchase less than all of the Common Stock, Convertible Securities or Other Securities being offered to the Third Party Purchaser, the Company will then have fifteen (15) business days to obtain the Third Party Purchaser's agreement to purchase the lesser amount of securities. If the Third Party Purchaser determines not to purchase such lesser amount, the Company will notify the Investor of such determination, and the Investor must, within five (5) Business days of such notice from the Company, either (i) revise the Notice of Exercise to state its intent to purchase all of the Common Stock, Convertible Securities or Other Securities proposed to be issued; or (ii) withdraw
the Notice of Exercise and waive its rights under Section 11.2.   If the
Investor does not give any Notice of Exercise to the Company within the initial fifteen (15) business day period, the Investor shall be deemed to have waived its rights to acquire the securities under Section 11.1 or
11.2 and the Company shall be entitled within a period of forty-five (45) calendar days following the expiry of the fifteen (15) Business Day period to complete the proposed issuance to the Third Party Purchaser(s) on the terms and conditions contained in the Notice of Issuance. If no such issuance is completed within such forty-five (45) calendar day period, the Company will be required to again comply with the provisions of this Article XI before completing any such Issuance.

	11.6	Obligation of Company to Sell and of Investor to Purchase.
If the Investor provides a Notice of Exercise, so long as the Investor would then be eligible or allowed to purchase such securities under applicable law, the Company shall be obligated to sell and issue to the Investor, and the Investor shall be obligated to purchase from the Company, that number of shares of Common Stock, Convertible Securities and/or Other Securities specified by the Investor in the Notice of Exercise concurrently with the completion of the Issuance to the Third Party Purchaser(s) or, if the Investor elects to purchase shares of Common Stock, Convertible Securities and/or Other Securities under
Section 11.2 or 11.4, at that time the sale to the Third Party Purchaser was proposed to close.

	11.7	Issuance of Fewer Shares than Specified.  If fewer shares of
Common Stock or Convertible Securities are issued to Third Party Purchaser(s) than were specified in the Notice of Issuance in connection with an Issuance for which the Investor has exercised its right under
Section 11.1, the Company will not be required to send an amended Notice of Issuance to the Investor pursuant to Section 11.4, but (i) the Investor may, at its option, elect to purchase fewer shares of Common
Stock or Convertible Securities than it specified in its Notice of Exercise and (ii) the Company may, at its option, elect to reduce the allocation of shares of Common Stock or Convertible Securities to be issued to Investor on closing to that number of shares of Common Stock or Convertible Securities, as the case may be, which will allow the Investor, in aggregate to maintain (on a partially diluted basis as described above) beneficial ownership of the same percentage of the outstanding shares of Common Stock as were owned immediately prior to the closing of the Issuance.

                                  ARTICLE XII
                                 MISCELLANEOUS

	12.1	Notices. All notices of request, demand and other
communications hereunder shall be addressed to the parties as follows:

If to the Company:		Industrial Services of America, Inc.
				7100 Grade Lane
				Louisville, KY 40213
				Attention: Chief Executive Officer
				Email: ooliver@ajshotels.com

				With a copy to (which shall not
				constitute notice):
				Frost Brown Todd LLC
				400 West Market Street
				Suite 3200
				Louisville, Kentucky 40202-3363
				Attention:  James A. Giesel
				Email:jgiesel@fbtlaw.com

If to the Investor:		Recycling Capital Partners, LLC
				295 S. Commerce Dr.
				Waterloo, IN 46793
				Attention:  Daniel M. Rifkin, Manager
				Email:drifkin@metalx.net

				With a copy to (which shall not
				constitute notice):
				Barrett & McNagny LLP
				215 E. Berry St.
				Fort Wayne, IN 46802
				Attention:  Ronald J. Ehinger
				Email: Rje@barrettlaw.com


unless the address is changed by the party by like notice given to the other parties. Notice shall be in writing and shall be deemed delivered:
(i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notices, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party.

	12.2	Entire Agreement. This Agreement, including the Exhibits and
Schedules attached hereto and the documents delivered pursuant hereto, including the Transaction Documents, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

	12.3	Assignment.

		(a)	The Company may not sell or assign this Agreement or any
of the Transaction Documents, or any portion thereof, either voluntarily or by operation of law, nor delegate any of its duties of obligations hereunder or thereunder, without the prior written consent of the Investor, which consent may be withheld in Investor's sole and absolute discretion.

		(b)	The Investor may not sell or assign this Agreement or
any of the Transaction Documents, or any portion thereof, either voluntarily or by operation of law, nor delegate any of its duties of obligations hereunder or thereunder, without the prior written consent of the Company, which consent may be withheld in Company's sole and absolute discretion.

	12.4	Binding Effect. This Agreement shall be binding upon the
parties hereto, their respective successors and permitted assigns.

	12.5	Amendment. The parties hereby irrevocably agree that no
attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the Company and the Investor agree in writing to such amendment, modification or change.

	12.6	No Waiver. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

	12.7	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

	12.8	Execution. This Agreement may be executed in one or more
counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf' format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or ".pdf' signature page was an original thereof.

	12.9	Headings. The article and section headings contained in this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

	12.10	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
This Agreement shall be construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of laws.
The parties further agree that any action between them shall be heard in and expressly consent to the jurisdiction and venue of the state court sitting in Auburn, Indiana and the federal court sitting in the City of Fort Wayne, Indiana for the adjudication of any civil action asserted pursuant to this Agreement. EACH OF THE PARTIES HERETO, AFTER CONSULTING
OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY
JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT
OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED
IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE INVESTOR AND THE COMPANY ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INVESTOR TO ENTER INTO THIS AGREEMENT.

	12.11	Further Assurances. The parties hereto will execute and
deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

	12.12	Survival. The covenants, agreements, representations and
warranties made by the Company and the Investor herein shall survive for the duration of their respective statute of limitations. The Investor shall be responsible only for its own covenants, agreements, representations and warranties hereunder.

	12.13	Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties' Obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

	12.14	Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

	12.15	Severability. If any one of the provisions contained in this
Agreement, for any reason, shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

	12.16	No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

	12.17	Compliance with Federal Law. The Company shall: (i) use its
best efforts to ensure that no Person who owns a controlling interest in or otherwise controls the Company is or shall at any time be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control
("OFAC'), the Department of the Treasury, included in any Executive
Orders or in any other similar lists of any Governmental Authority; and
(ii) not use or permit the use of the proceeds of the purchase of the Securities to violate any of the foreign asset control regulations of OFAC or any enabling statute, Executive Order relating thereto or any other requirements or restrictions imposed by any Governmental Authority.

                   [SIGNATURES ON THE FOLLOWING PAGE]

____________________________________________________________________



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.


COMPANY:

INDUSTRIAL SERVICES OF AMERICA, INC.,
a Florida corporation

By:/s/ Orson Oliver
Name: Orson Oliver
Title: Interim Chief Executive Officer


INVESTOR

RECYCLING CAPITAL PARTNERS, LLC,
an Indiana limited liability company

By: /s/ Daniel M. Rifkin
    Daniel M. Rifkin, Manager


           [Signature page to Securities Purchase Agreement]


_____________________________________________________________________




                      EXHIBIT A  FORM OF WARRANT

______________________________________________________________________


                             EXHIBIT B

                FORM OF REGISTRATION RIGHTS AGREEMENT